EMPLOYEE LEASING AGREEMENT

This Employee Leasing Agreement ("Agreement") is made by and between Frank Crum 2, Inc [TO BE COMPLETED BY A FRANKCRUM REPRESENTATIVE], a Florida corporation d/b/a FrankCrum ("we," "us," or "our"), and SURGE SOLUTIONS GROUP, INC ("Client," "you," or "your"). This agreement is between the named parties hereto and is not intended to, nor does it, legally bind any other FrankCrum entity or affiliated company. This Agreement will become effective on the first day of the payroll period for which Client begins submitting payroll hours to us (the "Effective Date").

Accordingly, you and we agree as follows:

I. **Understanding**

The purpose of this Agreement is to set forth the understanding of the parties with regard to their obligations and responsibilities in this professional employer organization contractual relationship (also known as an employee leasing arrangement).

II. **Leased Employees**

(A) We will furnish to you Leased Employees to perform job functions identified by the workers' compensation code classifications set forth on Exhibit "A". You warrant that the list of workers' compensation classification codes is accurate and complete, and that Leased Employees performing these job functions do so under the Client's supervision and direction at the location specified in this Agreement as your address, or at another location Client deems necessary to conduct its business. You understand and agree that prior written approval from us and our workers' compensation carrier must be obtained before the addition of any workers' compensation classification code to this Agreement.

(B) We retain the right to change the classification codes, where necessary, to comply with the guidelines set forth by the National Counsel on Compensation Insurance (NCCI) or any other applicable regulatory agency. If the result of an on-site inspection or injury evidences that a Leased Employee has been misclassified, you will be responsible for remitting payment to us for the additional workers' compensation premium due as a result of the misclassification.

(C) We will secure workers' compensation coverage in such amount as is required by applicable law, and we will be responsible for the management of workers' compensation claims, claims filings and related procedures for the Leased Employees for services which they perform as Leased Employees. We will maintain records regarding the premium and loss experience related to workers' compensation insurance provided to Leased Employees. If you request it, we will provide these records to you in accordance with any applicable law, rules and/or regulations and with our company policy, which may be amended from time to time at our discretion.

(D) You engage us to perform administrative services on your behalf at your place of business or at such other address as you designate to us and that we agree to perform from time to time. The number of employees, the location of their assignment, the hours of duty, and their rate and method of pay will be determined by you and may be modified from time to time. The Leased Employee will serve in such positions as you consider appropriate in order to perform the tasks, responsibilities and duties that are assigned to them by you from time to time.

(E) You agree and understand that no applicant for employment will become employed by us as a Leased Employee, covered by our workers' compensation insurance or any other benefit or term and condition of employment, or issued a payroll check, unless the individual has, prior to commencing work for us, completed and personally signed our Employee Leasing Application , W-4 withholding form, form I-9 and Safe Practices Agreement all of which must be delivered to us, and accepted by us before the employee commences employment ("delivery" means all required documents are physically received in our payroll department). If anyone other than the applicant, including the Client, signs the application on behalf of the applicant, we may deem the application and any subsequent employment null and void from the start. We will not be considered an employer for any purpose for any employee until the applicant completes and signs these forms and you are notified in writing by our payroll department that the employee has been hired by us as a Leased Employee.

(F) You are expressly prohibited from putting any applicant to work and/or submitting payroll for any time period worked by the applicant before we have accepted the applicant as a Leased Employee. "Any time period" means any period of time whatsoever no matter how small. In the event you make a pre-employment payroll submission and the applicant is injured during that period, we and our carrier are not responsible for providing workers' compensation benefits to that injured applicant, regardless of whether we paid the applicant for the pre-employment payroll submission. You assume full responsibility for workers' compensation claims, benefit claims (including, but not limited to, health insurance claims and pension claims), tax obligations, and any and all other obligations or claims pertaining in any way to any individual for whom payroll information is not supplied during any payroll period (except as may be required by law), or who is paid in whole or in part by you, as an employee, independent contractor, sub-contractor or in any other capacity. In no event will any independent contractor or sub-contractor be covered by our workers' compensation policy. You agree that we are only responsible for providing workers' compensation coverage through our carrier, for those injuries incurred by Leased Employees. You further agree and understand that you have a legal obligation to secure workers' compensation coverage for employees that are not Leased Employees, as required by law.

(G) You are expressly prohibited from putting any applicant to work and/or submitting payroll for any time period worked by the applicant for any work outside of the state in which the Client is domiciled without receiving prior written authorization from FrankCrum providing workers compensation rates and confirmation of workers compensation coverage for the applicable state. In addition, you must execute the Agreement Addendum for each state in which you are doing business prior to placing Leased Employees for work in that state. FrankCrum may require that you provide evidence that you are authorized to transact business in that state. If you fail to provide proper documentation evidencing authority to transact business in any state, FrankCrum retains the authority to reject the processing of the payroll in that state until such documentation is reviewed and approved by FrankCrum.

(H) You agree and acknowledge that if you do not report payroll for a Leased Employee for a period of thirty (30) days, the Leased Employee will be automatically terminated as a Leased Employee without further notice to you. At that time, you will be the sole employer and will be solely responsible for providing workers compensation coverage for that employee.

III. **Our Responsibilities to You**

(A) We will have sufficient authority so as to retain a right of direction and control over Leased Employees assigned to you, and will retain authority to hire, terminate, discipline and reassign Leased Employees. However, you have the right to accept or cancel the assignment of any Leased Employee.

(B) We will assume responsibility for the payment of wages to the Leased Employee from our account without regard to payments by you to us. "Assume responsibility for the payment of wages" means our obligation to remunerate Leased Employees in accordance with the Fair Labor Standards Act ("FLSA") for verifiable services rendered prior to termination of employment. The term "wages" shall be limited to traditional hourly wages or salaries. FrankCrum shall not be responsible for any non-traditional wages based on any client agreement, contract plans or policies between the Client and Leased Employees, including but not limited to bonuses, vacation pay, holiday pay, sick pay, severance or commissions (collectively referred to as "non-traditional wages"). In the event of any claim, civil action, or administrative claim for unpaid non-traditional wages, the Client shall retain sole responsibility for the payment of any non-traditional wages. This responsibility is separate and apart from any obligations you may have with regard to the Leased Employees either pursuant to law or this Agreement. However, if you breach this Agreement, if you refuse to accept delivery of payroll checks by us, or if for any other reason we reasonably feel insecure about receiving payment from you, we may, in our sole discretion, immediately terminate the Leased Employees on the date of notice to them. If we do so, we will no longer be responsible for paying any future wages to them, or any other amounts to anyone on account of the Leased Employees. We are not required to provide you with any further notice. You will assist us in resolving any misunderstanding or disputes regarding the compensation payable to any Leased Employees.

(C) We will assume full responsibility for the payment of payroll taxes and collection of taxes from payroll on all Leased Employees, including federal and state income tax withholdings, federal and state unemployment taxes, Social Security taxes, and any other applicable federal, state or local taxes.

(D) We will retain a right of direction and control over the management of safety, risk and hazard control involving Leased Employees performing work at your work sites, including responsibility for (1) performing safety inspections of your equipment and premises, (2) promulgation and administration of employment and safety policies, and (3) management of workers' compensation claims, claims filings, and related procedures. However, you acknowledge and agree that we, in either providing or not providing such assistance and responsibility, assume no liability since compliance with all applicable laws related to such matters is your responsibility. You will at all times be responsible to maintain a safe working environment, provide proper training in compliance with state and federal Occupational Safety and Health standards, and establish and maintain such safety programs, safety policies, and safety committees as may be required by law or by us. We and our assigns have the right to conduct annual

onsite physical examinations of your premises. If during an annual onsite physical inspection or at any other time we discover or learn of a hazard as that term is defined under the National Occupational Safety and Health Act of 1970, or any state occupational safety and health standards, we reserve the right to (i) ask you to correct the hazard; (ii) inform the Leased Employees of the hazard; and (iii) take reasonable alternative protective measures. In extreme circumstances, we reserve the right to remove Leased Employees from the job to avoid a hazard. The purpose of these examinations is to aid in the determination of proper workers' compensation classifications of Leased Employees and to aid in the determination of payroll amounts paid to such Leased Employees.

(E) We will give written notice of the inception, existence, and/or termination of the relationship between you and us to each Leased Employee we accept to perform services for you.

IV. <u>Your Responsibilities to Us</u>

(A) You will retain such sufficient direction and control over the Leased Employees as is necessary to conduct your business and without which you would be unable to conduct your business, discharge any fiduciary responsibility that you may have, or comply with any applicable licensure, regulatory, or statutory requirement applicable to you.

(B) You will have sole, actual and exclusive control over the day-to-day job duties of all Leased Employees and we will have no responsibilities with regard to the Leased Employees' performance of such day-to-day job duties. Furthermore, we will have no control over the job site at which, or from which, Leased Employees perform their services. Control over the day-to-day job duties of Leased Employees and over the job site at which, or from which, Leased Employees perform their services is solely and exclusively assigned to you. This assignment includes, but is not limited to, assigning job duties, preparing work schedules, deciding whether to grant leave, administering discipline, evaluating performance, and assigning rates and methods of pay. You expressly absolve us of control over the day-to-day job duties of the Leased Employees and over the job site at which, or from which, Leased Employees perform their services.

(C) You will maintain the right to accept or cancel the assignment of any Leased Employee. You agree that in making such employment and termination decisions you will at all times comply with all applicable laws. Such decisions and related outcomes are exclusively your responsibility and we bear no responsibility or liability for your actions or inactions in making such decisions. You agree that we are under no responsibility to ensure, and do not guarantee or warrant, that the Leased Employees will perform the tasks, responsibilities and duties that are assigned to them, or have the skills and background suitable for the tasks assigned to them. We are not responsible for providing substitutes, replacements, temporary help or any other personnel on account of the failure of the Leased Employees to show up for work for any reason.

(D) You will, in accordance with applicable law, report all wages and other taxable compensation of the Leased Employees to us, and we will pay the Leased Employees based solely on your report. You will not pay Leased Employees from your own account. You agree that you will be solely responsible for damages of any nature arising out of your failure to report to us the payment to a Leased Employee of any wages for services rendered for you. Further, we will not be considered to employ any individual for whom required payroll information is not supplied during any payroll period (except as required by law). You assume full responsibility for workers' compensation claims,

benefit claims, tax obligations and all other claims of any sort pertaining in any way to any individual for whom payroll information is not supplied during any payroll period (except as required by law), or who is paid in whole or in part by you, as an employee, independent contractor, sub-contractor or in any other capacity.

(E) You will ensure that Leased Employees do not perform any services in violation of the child labor laws.

(F) You will obtain and provide to us at the end of all pay periods a computation of the actual time worked by each employee, as applicable, verifying their exempt or non-exempt status and that all hours worked by employees which are reported to us are accurate and are in accordance with the requirements of the Fair Labor Standards Act ("FLSA") and other laws administered by the U.S. Department of Labor's Wage and Hour Division and any applicable state law. Your submissions will be the basis for us to issue all payroll checks. We will not be responsible for incorrect, improper or fraudulent records of hours worked, or for improper determination of exempt status. Should you fail to meet the processing and payment schedule, the delivery of payroll checks by us will be delayed and an out of cycle processing charge may be billed to you at our option. Similarly, any changes to the hours reported to us after the reporting time may be subject to an out of cycle check charge at our option.

(G) You will immediately inform us whenever you are served with a continuing writ of garnishment, child support enforcement order or other service of process that requires our response, including requests for payroll information, and you will forward the documents to us within forty-eight (48) hours of their receipt.

(H) You will provide the Leased Employees with a suitable work environment, supplies (including such personal protective equipment as may be necessary), and support to insure their fulfillment of the duties and responsibilities.

(I) You will be responsible for the quality, adequacy and safety of all goods produced and services performed by the Leased Employees and for the consequences, including damages to property and injury to third parties, resulting from such production and performance while the Leased Employees are acting under your supervision, direction or control.

(J) You will provide us and the workers' compensation insurer the right to inspect your records and worksite(s) to verify job duties, compensation, working conditions, and compliance with safety requirements during the term of this Agreement, and to provide the workers' compensation insurer the right to inspect and audit your records and worksite(s) for up to one (1) year after the end of any policy period, even if this Agreement has been terminated. You acknowledge that neither we nor any workers' compensation insurer warrants the result of any such inspection or the absence thereof, or that the operations and/or premises are in compliance with any health and safety laws, regulations, ordinances, directives, or rules.

(K) You will immediately report any and all complaints, allegations or incidents of any tortuous misconduct or workplace safety violations, regardless of the source, to us. You must also provide us and our attorneys complete and accurate disclosure of all circumstances surrounding such matters. Your duty to report such incidents does not relieve you from your obligation to investigate such incidents and take appropriate remedial action, if any. Further, you must also immediately report on-the-job injuries and incidents of employee misconduct, including any claims of harassment, sexual or

otherwise, which in any way involve a Leased Employee. Nevertheless, you recognize and agree that you are solely responsible for investigating and taking appropriate action, if any is determined to be necessary, to end or remediate any employee misconduct, including discrimination, harassment, or retaliation.

(L) You will assume, and indemnify us from, all responsibilities related to your decision to hire any individual who ultimately becomes a Leased Employee, and this Agreement in no way alters any of your responsibilities pursuant to any hiring statute, including §768.096, *Fla. Stat.*, where applicable. This includes, but is not limited to, the responsibility to (1) perform any and all criminal background investigations, (2) contact references and former employers, (3) ensure completion of a job application that includes questions regarding criminal convictions and other legal matters, (4) obtain and review the driver's license record, and (5) conduct interviews of Leased Employees.

(M) You will comply with the Worker Adjustment and Retraining Notification Act ("WARN") and you will give us at least sixty-five (65) days notice prior to effecting any plant closing or mass lay-off as defined in WARN.

(N) You will comply with our workers' compensation light duty requirements, as well as with any Drug Free Workplace Act policies that we may implement.

(O) You will comply with the Family and Medical Leave Act ("FMLA"), including reinstating employees pursuant to the FMLA. You agree that you are the primary employer as defined by the FMLA. Your duty to comply with the FMLA will survive termination of this Agreement.

(P) You will comply with all applicable federal, state and local employment-related laws, including, but not limited to, those related to harassment, sexual or otherwise, and discrimination based on sex, race, color, national origin, marital status, age, disability, and/or union status or any other protected category. Your duty of non-discrimination extends to all employment decisions, including but not limited to, recruitment, hiring, transfers, assignments, clarifications, termination, discipline, compensation and benefits.

(Q) You will cooperate with us if a Leased Employee is injured on-the-job, including, but not limited to, providing requested documentation, and accommodating light duty or transitional duty.

(R) You will cooperate with us if a Leased Employee is injured on-the-job by a vehicle, piece of equipment, instrumentality or other object. Your responsibility includes making sure that the item is not altered, destroyed, misplaced, modified, sold, or disposed of until one of our representatives has been notified and we have had an opportunity to photograph and secure the item. You agree to indemnify us against any claims, including but not limited to, spoliation or intentional destruction of evidence, for your failure to comply with your obligations.

(S) You will provide us reasonable access to payroll and classification records for an audit. If you do not, you will pay a premium to us of three (3) times the most recent estimated annual workers' compensation premium as outlined in applicable laws, rules and regulations, including §627.192(6), *Fla. Stat.*, as applicable.

(T) You will confirm that you do not owe your current or prior insurer or employee leasing company any premium for workers' compensation insurance, except for any premium or amounts due that are subject to dispute. You have read and understood the foregoing

sentence, and by signing below, the individual executing this Agreement on behalf of Client is attesting and swearing to the facts set forth above.

(U) You will comply with the Americans with Disabilities Act ("ADA"), and provide at your own expense reasonable access and accommodations as required by the ADA.

(V) You will remain solely responsible for all payment of all non-traditional wages for all Leased Employees.

(W) You will comply with, and be responsible for, all regulations and records keeping requirements of: Executive Order 11246 regarding government contracts, the FLSA, Immigration Reform and Control Act of 1986 ("IRCA") and all federal state and local laws requiring the posting or providing of notices to Leased Employees at your worksite.

(X) You retain all obligations under federal or state law for the continuation of coverage for any current Consolidated Omnibus Budget Reconciliation Act ("COBRA") participants, as well as for any and all eligible Leased Employees who become eligible for COBRA during the term of the agreement. You also retain all obligations involving COBRA coverage for these Employees who are eligible for COBRA at the time of termination or expiration of the Agreement.

V. <u>Administrative Services</u>

We will perform certain administrative services for you that you would otherwise undertake, including bookkeeping with respect to: payroll records (as reported by you), workers' compensation insurance, payroll taxes, social security taxes, and unemployment compensation insurance. We will handle processing of health insurance, administration of benefits and related services. We assume full responsibility for the payment of payroll taxes and collection of taxes from payroll on Leased Employees. Unless you and we have otherwise agreed in writing, we will provide workers' compensation insurance coverage for the Leased Employees as of the Effective Date of this Agreement and upon acceptance by us of the Leased Employee.

VI. <u>Benefit Plans</u>

(A) We have available employee benefit plans for the possible application to Leased Employees. If you choose to adopt one of our plans, you acknowledge that you have reviewed the plan documents and that you agree to comply with all obligations and responsibilities as outlined in the plan documents.

(B) Any employer sponsored welfare or benefit plan which requires employee contributions, other than a plan provided by us, may not be adopted without our permission. Any other employee benefit plans maintained by you, and once approved by us, will be your sole responsibility.

(C) You agree to disclose to us all information required by us for the proper administration of our benefit plans, including information regarding all previously maintained plans. You certify that you will fully and completely respond to our benefit questionnaires and provide all requested information, including, but not limited to: (a) any current or previously maintained retirement plans, (b) the identification of all owners, officers and shareholders; and (3) all family relationships for owners, officers and shareholders with Leased Employees.

(D) If you fail to properly identify or complete any benefit plan questionnaire, you agree to indemnify us for any and all liability. Further, to the extent that any misconduct on your

part results in the disqualification of a plan (*e.g.*, you directly pay a Leased Employee outside of this Agreement), you will be solely responsible for any and all damages arising from your misconduct.

(E) You are solely responsible for any employer contributions to be made to the plan on behalf of the Leased Employees.

VII. <u>Lease Payments</u>

(A) "Gross Payroll" is all salaries, commissions, hourly wages, bonuses, sick pay, vacation pay, severance pay, overtime pay (at the then applicable rate required by all applicable laws or as otherwise in accord with our standard policies, whichever is greater), payroll taxes, workers' compensation insurance and unemployment compensation insurance and other administrative or other costs of the Leased Employees (including benefits). Nothing in this section shall render FrankCrum liable for any non-traditional wages in the event of any claim by a Leased Employee for alleged non-payment by the Client of such non-traditional wages.

(B) "Administration Charge" is determined as a percentage of the Gross Wages, and is on the rate schedule attached as Exhibit A to this Agreement, plus any applicable federal, state or local taxes imposed on the Lease Payment, the Administration Charge, or any portion of them. "Gross Wages" as used in this Section shall mean all salaries, commissions, hourly wages, bonuses, sick pay, vacation pay, severance pay and overtime pay (at the then applicable rate required by all applicable laws or as otherwise in accord with our standard policies, whichever is greater).

(C) As compensation for our providing the Leased Employees to you and the associated administrative service we perform pursuant to this Agreement, you must pay to us the sum of the Gross Payroll and the Administration Charge (collectively, the "Lease Payment").

(D) You must make the Lease Payment by guaranteed funds which may include the wire transfer of funds, certified or cashier's check, or regular bank check, as we deem appropriate. The Lease Payment is due prior to or at the time we deliver the payroll checks to you, unless hand delivery is not feasible due to your location; in that case, you must pay the Lease Payment to us by wire transfer of funds to our financial institution the business day immediately prior to the payroll date. We will then transmit the payroll checks to you by airborne courier. Once you are notified of the invoice amount for your payroll, including all service charges or fees, either electronically, by telephone, facsimile, or actual receipt, you have four hours to notify us of acceptance or dispute the amount. Client agrees that its failure to respond within four hours of receiving the invoice is deemed acceptance of the invoice and agreement to pay the full amount therein.

VIII. <u>Prepayment/Set Up Fee</u>

(A) We may require you to pay us a prepayment to insure that there are sufficient funds to meet your obligations. The prepayment will be maintained by us to insure your performance of all terms, covenants, and obligations under this Agreement. If you should fail to pay us any payment when due, we may apply the prepayment to any amounts due. You will not be entitled to any interest on the prepayment. We will refund any remaining prepayment within twenty (20) days after the termination of this Agreement, upon your written request, unless (i) you have not fulfilled all of your obligations (monetary or non-monetary) under this Agreement, (ii) you did not give us

proper and timely notice when terminating this Agreement, or (iii) we terminate this Agreement due to your breach of the Agreement.

(B) We may require you to pay a set-up fee upon the execution of this Agreement. You hereby agree and acknowledge that this set-up fee covers the initial administrative cost of initiating your account and the set-up fee is immediately non-refundable.

(C) We have established a schedule of fees for additional administrative services which are not covered by the scope of this Agreement. We reserve the right to amend the fees at our discretion from time to time. A list of service fees is available upon request.

IX. Compensation to Leased Employees

(A) We will pay the Leased Employees in accordance with the terms and conditions that are established by you. The initial pay rates for Leased Employees are set forth on the applications submitted to us by you.

(B) We also offer to provide certain benefits to the Leased Employees. The cost of providing those benefits will be invoiced to you separately. The benefits will be provided at a group rate that we determine. However, we will not provide any benefits to any Leased Employee if the insurance companies (or other providers with whom we transact business) will not grant the benefits to the Leased Employee or otherwise determine that the Leased Employee is not eligible for their programs. We will promptly notify you if any Leased Employee is not covered under appropriate plans, and we will provide the explanation that is furnished to us from the insurance company (or other providers).

X. Term

The term of this Agreement will run for a one (1) year period, beginning on the Effective Date and terminating on the first anniversary of the Effective Date, unless terminated sooner pursuant to the provisions of this Agreement. The Term will automatically be renewed for successive one (1) year periods unless (a) you notify us of your desire to terminate this Agreement at least 45 days prior to the expiration of any Term, or (b) we terminate the Agreement for any reason with or without notice pursuant to the terms of Section XI below. All renewals of the Term will be on the same terms and conditions described in this Agreement. The use of the word "Term" includes any renewals or extensions of the Term.

XI. Termination

(A) Either party may terminate this Agreement before the end of the Term by delivering written notice to the other party at least 45 days prior to the termination date. However, if there are 50 or more Leased Employees engaged to perform services at your company, you agree to provide us with a minimum of 65 days advance notice of your intention to terminate this Agreement if 50 or more employees will lose their employment or have their hours of work reduced by more than 50% for a six (6) month period due to the termination of this Agreement. You understand that this extra notice is required so that we may determine whether the Federal WARN Act, or any analogous state law, applies and, if so, to ensure compliance with its notice requirements. If you fail to provide sufficient notice, and the WARN Act, or any analogous state law, does apply, you will be responsible for continuing the affected employees' compensation and benefits at the same level as was in effect immediately before the termination until the legally required notice period is satisfied.

(B) We have the right to terminate this contract without advance notice should you breach this Agreement in any way. Reasons we may terminate this Agreement due to your breach include, but are not limited to:

(1) You fail to timely pay amounts due us;

(2) You make any material misrepresentation or omission to us or you commit a fraudulent act against us;

(3) We, or our insurance carrier, in our sole discretion determine that the workers' compensation risk is unacceptable;

(4) You fail to properly report all time worked and wages due to any Leased Employee; and/or

(5) You fail to disclose or you misrepresent any key information, including the nature of work duties, business operations, or the locations of any Leased Employees.

XII. Limit of Service

We will only provide the above listed services and no other services will be provided or implied, including without limitation any strategic, operational or other business related decisions with regard to your business. Such decisions will exclusively be your responsibility, and we will bear no responsibility or liability for any actions or inactions by you. When implementing such decisions, whether or not the actions are implemented by Leased Employees, you will be acting solely on your own volition and responsibility. If we lease any supervisory employees to you, such supervisory employees' scope of employment is strictly limited. Supervisors' actions which are in violation of law or which result in liability will be outside the scope of their responsibility as our Leased Employees and in such an event, supervisory employees will be acting solely as your agents, not ours.

XIII. Indemnification

(A) Without regard to the fault or negligence of any party, you hereby unconditionally indemnify, hold harmless, protect and defend us, and all or our subsidiary, affiliate, related, and parent companies, their current and former respective shareholders, non-Leased Employees, attorneys, officers, board members, directors, agents and representatives (collectively referred to as "Indemnified Parties") from and against any and all claims, demands, damages (including liquidated, punitive and compensatory), injuries, deaths, actions and causes of actions, costs and expenses (including attorneys' fees and expenses at all levels of proceedings), losses and liabilities of whatever nature (including liability to third parties), and all other consequences of any sort, whether known or unknown, without limit and without regard to the cause or causes thereof or our negligence that may be asserted or brought against any of the Indemnified Parties which is in any way related to this Agreement, the produces and services provided by you or us, the actions of any assigned employee, the actions of any non-assigned employee employed by you, or of any other individual, including without limitation:

(1) Actions or incidents (whether actual or alleged) by you, or any Leased or non-Leased Employee, of negligence, other tortuous conduct, breach of contract, criminal or dishonest activity, those actions or incidents covered by all liability policies, professional liability policies, and fidelity bonds as are maintained by you, those costs attendant to the administration of any collective bargaining

agreement, and any liabilities or claims against any of our Indemnified Parties arising out of any non payment or payment to or participation in a labor organization's health and welfare retirement or other benefit fund, including the cessation of payment thereto or withdrawal from participation therein;

(2) All employment-related matters, including matters arising under local, state and/or federal right-to-know laws, environmental laws, OSHA, all claims for discrimination and harassment of any kind, including but not limited to, sexual harassment, national origin discrimination, retaliation, handicap or disability discrimination, age discrimination, whistle blowing, breach of contract, rescission, promises, claims under the Employee Retirement Income Security Act ("ERISA") of 1974, 29 U.S.C. § 1001, *et. seq.*, torts of all kind, including but not limited to vicarious liability, misrepresentation, negligent or otherwise, fraud, defamation, libel, battery, assault, slander, intentional infliction of emotional distress, invasion of privacy, workers' compensation retaliation, interference with an advantageous business relationship, negligent hiring, negligent retention, negligent supervision, discrimination, claims or rights under state and federal whistle blower legislation including but not limited to, Section 448.101 - 448.105, Florida Statute, the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), 42 U.S.C. § 1395(c), the Family Medical Leave Act ("FMLA"), the Americans with Disabilities Act ("ADA") (including without limitation those matters relating to employment, public access and public accommodation), the Equal Pay Act of 1963 ("EPA"), 29 U.S.C. § 206, Title VII of the Civil Rights Act of 1964 ("Title VII"),42 U.S. C. § 2000(e) *et. seq.* the Age of Discrimination in Employment Act ("ADEA"), 29 U.S.C. § 621 *et. seq.*, Section 1981 of the Civil Rights Act of 1866, 42 U.S.C. 1981, Executive Order 11141, Section 503 of the Rehabilitation Act of 1973, 29 U.S.C. § 701 *et. seq.*, the Florida Civil Rights Act of 1992 ("FCRA"), Chapter 760, Florida Statute, as amended, the Health Insurance Portability Act ("HIPAA"), the National Labor Relations Act ("NLRA"), WARN, all laws governing wages and hours (including without limitation the Fair Labor Standards Act ("FLSA"), 29 U.S.C. § 201, *et. seq.*, prevailing wage rate, exempt and non exempt status, child labor, and minimum wage and overtime matters), disclosed and undisclosed benefit plans, and all other labor and employment laws and causes of action.

(3) Any and all other laws, regulations, ordinances, and causes of action arising out of, occasioned by, or in connection with any obligations of either party arising out of this Agreement, including without limitation those arising from products or services (professional or otherwise) produced or provided by the Leased Employees;

(4) Any matter relating to your use of any Leased Employees, including any damages, injuries, liabilities, personal injuries, deaths, workers' compensation (not covered by this Agreement), or other damages involving use of any of your facilities, equipment, the use of your (or any employee, if such employee is acting or alleged to be acting on behalf of you or us) machinery, facilities, equipment and/or vehicles, whether leased, rented, borrowed, or owned;

(5) Injuries occurring to any individual performing work for you while not performing work as a Leased Employee, and for such acts of negligence towards any employee as are beyond the coverage of workers' compensation coverage, including any fines or penalties associated with your late or improper reporting of any injury or accident;

(6) Any and all other claims arising as a result of the utilization of Leased Employees, as well as those claims by or through the Leased Employees, their dependents, guardians and assigns, and all governmental agencies;

(7) Any and all costs, fees and expenses incurred by us as a result of your failure to timely report workers' compensation claims as may be required by state and federal laws respectively; and

(8) Any indemnity benefits that are due in connection with a workers' compensation claim for that portion of payroll that has not been provided by Client to FrankCrum but is otherwise due to the Leased Employee.

(B) The scope of your indemnification to us includes full payment of all claims, losses, obligations, liabilities, expenses, injuries, costs and/or damages and the payment of our attorneys' fees and costs of defense, including attorneys' fees incurred at all stages of the proceedings.

(C) Neither we nor any of insurance carriers have any duty to defend Client, or any of its agents or officers in any action whatsoever without exception. Should our insurance carrier continue to pay indemnity benefits related to an injury covered by our workers' compensation policy after the employee returns to work, you will cooperate in recovering such overpayments.

(D) You are solely responsible and liable for any employment contract between you and any employee (including Leased Employees), and we will not be a party to that agreement. We will not have responsibility or liability in connection with or arising out of any employment contract, except to prepare checks and to pay the employee in conformity with information provided by you. With respect to any employment contract between you and any employee assigned to your worksite, you will be acting solely on your own volition and responsibility with regard to all aspects of the contract, including but not limited to its termination.

(E) All indemnifications by you will survive the termination of this Agreement.

XIV. <u>Insurance</u>

(A) At all times and at your expense, you must maintain comprehensive general liability insurance with minimum limits of $500,000.00 per occurrence and $1,000,000.00 in the aggregate. The insurance policy must contain a broad form general liability and contractual liability endorsement and must be issued by an insurance company with an A.M. Best's rating of "A" or better and an A.M. Best's class rating of XIV.

(B) You must obtain and maintain liability insurance against liability for bodily injury and property damages and against uninsured motorists for all vehicles, including owned, leased, borrowed, and rented vehicles that you or the Leased Employees use, on your behalf, with minimum limits of $500,000.00 per occurrence and $1,000,000.00 in the aggregate. These policies must also include blanket collateral liability and personal injury liability coverage.

(C) You will have the insurance companies name us as an additional insured under all applicable insurance policies, including without limitation, general liability and professional liability policies and fidelity bonds. Such policies must provide that the coverage afforded applies separately to each insured whom a claim is brought as though

a separate policy had been issued to each insured.

(D) Every insurance policy acquired pursuant to this section must:

(1) Contain no provision which in any way limits or reduces coverage for us in the event of any claims by us or any of our Indemnified Parties;

(2) Waive your subrogation rights in favor for us;

(3) Extend to provide indemnity for all obligations assumed by you, and all other items for which you are required to indemnify us, under the provisions of this Agreement or otherwise; and

(4) Provide, by endorsement, that we are entitled to receive at least thirty (30) days prior written notice of any intent to reduce policy limits, restrict coverage, cancel or otherwise alter or amend such policy.

(E) You will promptly pay all premiums to keep the insurance policies in full force and effect.

(F) You will, within five (5) days of the Effective Date of this Agreement, deliver to us proof of such insurance in the form of a certificate of insurance. Your obligations under this section will survive termination or expiration of this Agreement.

XV. **On-Site Manager**

A designated agent of yours will act as the on-site manager to oversee the day to day administrative and supervisory responsibility for the Leased Employees. The duties and responsibilities of the on-site manager are to determine whether the Leased Employees are complying with the standards, duties and responsibilities that are assigned to them from time to time by you and to supervise their performance. We are under no duty to inquire as to the authority of the on-site manager. We act upon receipt of notices and directions from him or her with respect to any or all of the Leased Employees. We are not responsible for, and you must indemnify us and our Indemnified Parties and hold us and all our Indemnified Parties harmless from and against, any and all liabilities, losses, claims and obligations arising out of the actions of your on-site manager.

XVI. **Governmental Investigations/Legal Actions/Inquiries**

You acknowledge that it is essential to our performance under this Agreement that we have complete knowledge of any financial obligations(s) which could endanger your ability to pay us or otherwise comply with this Agreement, and any governmental investigation or inquiry or private adversary action which could in any manner impact upon the types of duties contemplated by the Agreement. For example, but not by limitation, an audit by the Bureau of Workers' Compensation could affect the performance of functions under this Agreement. Thus, you hereby on Exhibit B make complete and full disclosure of any such debts or obligations, as well as any administrative proceeding (including but not limited to EEOC, NLRB, OSHA, or Wage and Hour matters), investigation, lawsuit, or other adversary proceeding, including those which are threatened as well as those not yet asserted, in which you have been involved during the last five (5) years. At no time during this Agreement will we be considered to be an employer of Leased Employees for purposes of claims of discrimination involving but not limited to, disability, race, sex, harassment in any form, religion, color, age, national origin, marital status, veteran status, retaliation, or any other claim pursuant to any local, state or federal law regulation, or ordinance.

XVII. Personal Guaranty

We require, as a condition of entering into this Agreement that a controlling person, authorized to legally bind you, execute the Personal Guaranty in the form attached hereto as Exhibit "C". We must approve the financial credit of the individual executing the Personal Guaranty prior to such execution.

XVIII. EPLI Coverage

We require, as a condition of entering into this Agreement that a controlling person, authorized to legally bind you, execute the Employment Practices Liability Agreement in the form attached hereto as Exhibit "D".

XIX. Cancellation Fee

If you fail to provide the requisite notice when terminating this Agreement, as more specifically set forth in Section XI(A), you are required to pay us, as liquidated damages, an amount equal to 0.75% of the total contracted amount of annual payroll, as set forth on Exhibit "A". The parties agree that the damages to us cannot be estimated and we agree to the amounts set forth in this Section as a full and fair settlement in the event you fail to provide such notice.

XX. Remedies for Breach

If you fail to comply with the terms and conditions of this Agreement, if you breach this Agreement in any way, or if you default hereunder because any representation and warranty made by you is not true and correct, we will be entitled to pursue all remedies available at law and equity.

XXI. Miscellaneous

(A) You acknowledge that you have not been induced to enter into this Agreement by any representative or warranty not set forth in this Agreement, including but not limited to, any statement made by any of our marketing agents. You acknowledge that we have made no representation concerning whether our services will improve the performance of your business.

(B) You acknowledge that we will not be liable for any loss of business, good will, profits, or other damages.

(C) You specifically authorize us to conduct a credit and background reference check on you and such of your officers as we deem appropriate in compliance with the requirements of law.

(D) This Agreement and its attached Exhibits and any addenda signed by both you and us contain the final, complete and exclusive expression of the agreements and understandings by and between the parties, and supersedes any prior or contemporaneous agreement, or representation or understanding, oral or written, by either you or us. This Agreement may only be modified by written agreement signed by both you and us, except that we may amend this Agreement within thirty (30) days prior written notice to you in order to comply with local, state or federal laws or regulations or to implement requirements of insurance carriers or industry certification programs.

(E) A waiver or amendment of any provision of this Agreement will be valid and effective only if it is in writing and signed by the party waiving compliance. No waiver of any portion of this Agreement will operate to constitute a waiver of any other provision of this Agreement or the same provision of the Agreement at any other time. The failure of any party at any time to insist upon strict performance of any condition, promise, agreement or understanding will not be construed as a waiver or relinquishment of the right to insist upon strict performance of the same condition, promise, agreement or understanding at a future time.

(F) This Agreement is assignable by us at our discretion. This Agreement is not assignable by you without our prior written consent.

(G) If any provision of this Agreement is invalid for any reason, the remainder of this Agreement will not be affected and will remain in full force and effect in accordance with its terms. This Agreement will not be construed against us on the basis that we drafted it, and it will be viewed as prepared jointly by you and us.

(H) This Agreement is governed by Florida Law without giving effect to its conflict of laws provisions. All litigation involving or arising from this Agreement and/or the relationship of the parties established by this Agreement, must be brought in the appropriate federal or state courts of competent jurisdiction in Pinellas County, Florida. The prevailing party in any such litigation will be entitled to reimbursement of all of its reasonable attorneys' fees, including all costs of defense incurred at all stages of the proceedings.

(I) Without limiting your obligation to indemnify us under this Agreement, you and we each waive to the fullest extent permitted by law, any right to, or claim for, any punitive or exemplary damages against the other. You and we also agree that, in the event of a dispute between you and us, the party making claim will be limited to recovery of any damages it sustains, as well as appropriate equitable relief.

(J) We will not, because of this Agreement or by any virtue of any approvals, advice or services provided to you, be liable to any person or legal entity who is not party to this Agreement. No other party has any rights because of this Agreement, except as specifically described in it.

(K) You and we acknowledge and agree that we are not engaged in the practice of law or provision of legal service, and that you alone are completely and independently responsible for your own legal rights and obligations.

(L) All written notices required under this Agreement will be deemed delivered one business day after transmission by facsimile, telecopy or other electronic system; at the time delivered by hand; two business days after being placed in the hands of a commercial airborne courier service for next business day delivery; or three business days after placement in the United States mail by registered or certified mail, return receipt requested, postage prepaid.

(M) None of our representative, or purported representative of our company, can orally bind us. This Agreement will be valid and enforceable only upon signature by an authorized Controlling Person of our Company. Any individual signing this Agreement for you represents, warrants and guarantees that he or she has the authority to do so.

IN WITNESS THEREOF, the parties hereto have executed this Agreement on the respective dates set forth below.

CLIENT:

By signing below, I affirm that I have read and understood all provisions of this Employee Leasing Agreement, and that its contents, along with any information I have provided FrankCrum in relation to this Agreement, are accurate, true and correct.

CLIENT NAME: SURGE SOLUTIONS GROUP, INC

a RYAN SEDDON

Signature of Officer/ Authorized Representative: [signature]

Printed Name: Ryan Seddon

Title: President

Date Executed: 5/30/07

FRANKCRUM:

Signature: [signature]

Printed Name: Frank W. Crum, Jr.

Title: President

Date Executed: 5-31-2007

[(1) AUTHORIZED OFFICER/REPRESENTATIVE OF CLIENT MUST SIGN ON BEHALF OF CLIENT, (2) ALL BLANKS MUST BE COMPLETED.]

Exhibit "A"

RATE SHEET

Initials

Exhibit "B"

Please list any financial obligations, adverse proceedings, private actions or claims or other matters (more particularly described in Section XVI of this Agreement) that could endanger your ability to perform your obligations under this Agreement:

[PAGE MUST BE INITIALED]

Initials

Exhibit "C"

PERSONAL GUARANTY

This Agreement is entered into this 30 day of MAY, 2007, by and between FrankCrum 2, Inc, a Florida corporation d/b/a FrankCrum ("we," "us," or "our"), and Ryan Seddon [INSERT NAME OF INDIVIDUAL SIGNING DOCUMENT NOT COMPANY NAME] ("Guarantor") (collectively, "the Parties"). This agreement is between the named parties hereto and is not intended to, nor does it, legally bind any other FrankCrum entity or affiliated company.

In consideration of the promises of the parties contained in this Agreement, the parties agree as follows: WHEREAS, Guarantor acknowledges that Guarantor is a direct beneficiary of the Service Agreement ("Agreement") entered into between FrankCrum and Surge Solutions Group, Inc [INSERT NAME OF CLIENT COMPANY] ("Debtor") of even date herewith, and understands that FRANKCRUM would be unwilling to enter into or continue the Agreement without this Personal Guaranty being signed, and whereas Guarantor is desirous of ensuring the fulfillment of all obligations of Debtor, accordingly:

(A) Guarantor agrees that in the event the Debtor has not fully complied with all requirements of the Agreement, including but not limited to, the failure to timely make all payments due to FrankCrum pursuant to the Agreement, Guarantor agrees that Guarantor will upon demand by FrankCrum pay to FrankCrum all such payments not made by Debtor, and in all other respects, will guarantee fulfillment of the obligations of Debtor as set forth in the Agreement. This Guaranty will be applicable to all obligations of Debtor to FrankCrum, and includes, but is not limited to, all obligations of Debtor, which become due to FrankCrum by Debtor.

(B) This Guaranty is an absolute and unconditional guarantee of payment and of performance. It will be enforceable against Guarantor without the necessity of any suit or proceedings on FrankCrum's part of any kind or nature whatsoever against Debtor, it's successors and assigns, and without the necessity of any notice of nonpayment, nonperformance or nonobservance or any notice of acceptance of this Guaranty or of any other notice or demand to which Guarantor might otherwise be entitled, all of which Guarantor hereby expressly waives; and Guarantor hereby expressly agrees that the validity of this Guaranty and the obligations of the Guarantor hereunder will in no manner be terminated, affected, diminished or impaired by reason of the assertion or the failure to assert by FrankCrum against Debtor, or against Debtor's successors and assigns, of any of the rights or remedies reserved to FrankCrum pursuant to the provisions of the Agreement with Debtor, or by relief of Debtor for any of Debtor's obligations under the Agreement, or otherwise by (1) the release or discharge of Debtor in any creditors proceedings, receivership, bankruptcy, or other proceedings; (2) the impairment, limitation, or modification of the Debtor, or of any bankruptcy, or of any present or future provision of the National Bankruptcy Act or any other statute, or from the decision of any court; (3) the modification of the Agreement; or (4) the rejection or disaffirmance of the Agreement in any proceedings. This Guaranty will survive the termination of any Agreement between FrankCrum and Debtor.

[signature]
Guarantor's Signature

Ryan Seddon
Guarantor's Printed Name

Guarantor's Address

5/30/07
Date

595-22-3682
Guarantor's Social Security Number

361-301-9092
Guarantor's Telephone Number

Sworn to and subscribed before me this 30 day of MAY, 2007, by ________, who is personally known to me [or who has produced ________ as identification].

Diane L Seddon [sign]

Type/Print Name of Notary:

Notary Public - State of

[SEAL]

[(1) GUARANTOR MUST SIGN DOCUMENT IN FRONT OF NOTARY PUBLIC, (2) NOTARY MUST COMPLETE NOTARY BLOCK AND STAMP/SEAL, AS APPLICABLE, (3) ALL BLANKS MUST BE COMPLETED]

DIANE L SEDDON
EXPIRES: July 21, 2009
(407) 398-0153 Florida Notary Service.com

Exhibit "D"

EMPLOYMENT PRACTICES LIABILITY AGREEMENT

This Agreement is entered into this 30 day of MAY, 2007, by and between FrankCrum2, Inc., a Florida corporation d/b/a FrankCrum ("Crum" "we," "us," or "our"), and RYAN SEDDON ("Client") (collectively, "the Parties"). This agreement is between the named parties hereto and is not intended to, nor does it, legally bind any other FrankCrum entity or affiliated company.

WHEREAS, Client acknowledges that Client and FrankCrum have entered into an Employee Leasing Agreement of even date herewith (the "Agreement").

As of the date of this agreement, FrankCrum has secured Employment Practices Liability Insurance ("EPLI") that provides coverage for certain employment-related claims.

Client and FrankCrum hereby agree and acknowledge the following:

(A) As of the date of this Agreement, we have secured EPLI for our Leased Employees (as defined in the Agreement). For as long as FrankCrum carries such coverage, which is a direct benefit to Client, we will charge a weekly premium of $.60 per employee, the amount of which may be amended from time to time, for such coverage.

(B) Coverage limits, including a Client per claim retention amount, are available to you upon request but may be amended from time to time by FrankCrum.

(C) EPLI shall not cover any claim or cause of action that arose or existed prior to the effective date of the Agreement and neither FrankCrum, nor any insurer, shall be obligated to pay for any defense of such claim or cause of action or otherwise participate financially in the resolution of such claim.

(D) EPLI has a retention amount that the insured must pay before the insurance carrier must make any payment. On claims covered by such EPLI, the Client agrees to pay 100% of such retention amount. In addition, the Client agrees:

1. To act in conformity with the terms of the EPLI and with the terms of this agreement;
2. To remit to FrankCrum the retention amount within thirty (30) days of the Client's receipt of an invoice for same;
3. To cooperate with FrankCrum in the investigation or processing of such claim;
4. To settle or compromise such claims upon terms and conditions satisfactory to FrankCrum and the Insurer; and
5. This agreement must remain in effect and not be terminated by the Client or FrankCrum for a one (1) year period following the resolution of any claim under the EPLI, or Client shall, upon termination of this Agreement, be obligated to refund to FrankCrum any retention amount paid by FrankCrum on Client's behalf.

Nothing in this Agreement is intended to create rights to insurance in addition to the terms of such insurance policy. To the extent the provisions of this agreement conflict with such policy, the provisions of the EPLI shall control. In the event that EPLI becomes unavailable on terms acceptable to FrankCrum (in FrankCrum's sole discretion), the Client will be notified of the cancellation of such insurance in accordance with the terms of the insurance policy.

IN WITNESS THEREOF, the parties have executed this Employment Practices Liability Agreement on the date set forth below.

CLIENT NAME:	SURGE SOLUTIONS GROUP, INC, a RYAN SEDDON
Signature of Officer/ Authorized Representative:	[signature]
Printed Name:	Ryan Seddon
Title:	President
Date Executed:	5/30/07
FRANKCRUM:	
Signature:	[signature]
Printed Name:	Frank W. Crum, Jr.
Title:	President
Date Executed:	5-31-2007

[(1) AUTHORIZED OFFICER/REPRESENTATIVE OF CLIENT MUST SIGN ON BEHALF OF CLIENT, (2) ALL BLANKS MUST BE COMPLETED.]

This addendum is incorporated by reference into the FrankCrum Employee Leasing Agreement/Service Agreement. The following provisions apply to all states outside of the State of Florida in which the Client is doing business. By initialing below the applicable state provision, the Client is acknowledging that the terms of that provision will govern the relationship between FrankCrum and Client in that state.

ADDENDUM – ALABAMA

Pursuant to Ala. Code 1975 § 25-14-9, you shall not be liable for the acts, errors, or omissions of a professional employer organization or of any Leased Employee of you and us when the Leased Employee is acting under the express direction and control of us. However, while we retain a right of direction and control over the Leased Employees pursuant to this Agreement, you and we acknowledge that at no time shall we exercise that right of direction and control over any Leased Employee covered by this Agreement. Further, pursuant to Section IV(A) of the Agreement, you specifically agree that you will retain sufficient direction and control over any Leased Employee covered by this Agreement as is necessary to conduct your business.

To the extent you have chosen one of our group employee benefit plans pursuant to Section VI of the Agreement, we agree to make payments to the applicable insurance company for covered employees who are eligible and elect coverage under the plans based upon payroll deductions.

Pursuant to Ala. Code 1975 § 25-14-9, you and we agree that we both shall have a right to hire, terminate, and discipline Leased Employees subject to the term of any collective bargaining agreement which may bind you. However, you and we agree that at no time shall we exercise this right.

You and we agree that as a professional employer organization, we shall be deemed an employer of the Leased Employees and perform the responsibilities designated in the Agreement and pursuant to the Alabama Professional Employer Organization Registration Act, Ala. Code 1975 § 25-14-1 et seq. Furthermore, pursuant to Ala. Code 1975 § 25-14-9, you agree that we may not be held liable for the acts, errors, or omissions of you, or of any Leased Employee under this Agreement when the Leased Employee is acting under the express direction and control of you.

________ (Client initials) ________ (FrankCrum initials)

ADDENDUM – ARKANSAS

We will maintain workers' compensation records regarding premium and loss experience. If requested by you on, or within ninety (90) days after, termination of this Agreement, we will provide copies to you, at your expense.

________ (Client initials) ________ (FrankCrum initials)

ADDENDUM – CALIFORNIA

The first sentence of Paragraph III(A) is deleted and replaced with the following sentence: "We will assume responsibility for the payment of wages to the Leased Employees as long as you abide by your obligations under the Agreement including specifically, your obligation to remit the Gross Payroll and Service Charge (as defined in Paragraph VI(A) and (B)) to us in advance of the date that any payroll is due."

Paragraph IV(O) is modified to also require compliance with the California Warn Act, California Labor Code Section 1400 *et seq.*

Paragraph IV(Q) is modified to also require compliance with the California Family Rights Act, California Government Code Section 12945.1 *et seq.*, and Pregnancy Disability Leave, California Government Code Section 12945.

Paragraph IV(V) is modified to also require compliance with the California Fair Employment and Housing Act ("FEHA"), California Government Code Section 12940 *et seq.*

Paragraph XI is modified to require you to provide us with a minimum of 65 days advance notice of your intention to terminate this Agreement if, within the preceding 12 months, you have employed 75 or more persons at the facility where the Leased Employees work ("covered facility") and you intend to take any of the following actions: (1) a lay-off during any 30 day period of 50 or more employees at the covered facility; (2) removal of all or substantially all of the industrial or commercial operations at a covered facility to a different location 100 miles or more away; or (3) the cessation or substantial cessation of industrial or commercial operations at the covered facility.

Paragraph XIII(A)(1) is modified to expressly include the California Fair Employment and Housing Act, Cal. Gov't. Code §12900 *et. seq.*, California Labor Code § 200, *et. seq.*, California Labor Code Section 132a, any claim for violation of the California Labor Code, any applicable California Industrial Welfare Commission Order, and Violation of California Business and Professions Code § 17200 *et. seq.*

You will comply with all California statutes regarding legally required leaves, including but not limited to, time off for voting, (California Election Code Section 1400), time off to serve as a witness or juror in a legal proceeding (California Labor Code Section 230), time off for school visits (California Labor Code Section 230.7), and military service (California Military and Veterans Code Section 394).

You will provide us with adequate notice regarding your desire to terminate the employment of any Leased Employee in order to ensure that the employee is paid all compensation to which he or she is entitled, including wages, vacation or any other accrued compensation, on the last day of the employee's employment, as required by California Labor Code Section 201.

__________ (Client initials) __________ (FrankCrum initials)

ADDENDUM – COLORADO

We retain the right to set the Leased Employee's rate of pay, despite any language to the contrary in Paragraph IV(B) of the Agreement. The relationship with the Leased Employees under this Agreement is intended to be long-term and not temporary.

We will provide for unemployment compensation insurance as required by Colorado law.

We share responsibility with you to address complaints, claims, or requests related to the Leased Employees.

______ (Client initials) ______ (FrankCrum initials)

ADDENDUM – LOUISIANA

If you do not affirmatively elect to utilize our benefits, you are responsible for procurement of group health insurance benefits for all Leased Employees.

You and we are executing this Agreement subject to the provisions of Louisiana R.S. 22:1210.53 and 23:1768.

______ (Client initials) ______ (FrankCrum initials)

ADDENDUM – MAINE

Via this Agreement, we have provided to you a description of the services to be rendered, including costs, and the respective rights of you and us. If you have any complaints, you may take those complaints to the Bureau of Insurance.

______ (Client initials) ______ (FrankCrum initials)

ADDENDUM – MONTANA

You share joint and several liability for any wages, workers' compensation premiums, and payroll-related taxes and for any benefits left unpaid by us. In the event our license is suspended or revoked, your liability is retroactive to you.

You are responsible for complying with the Montana Safety Culture Act, Title 39, Chapter 71, Part 15.

______ (Client initials) ______ (FrankCrum initials)

ADDENDUM – NEW JERSEY

We will hire the initial compliment of employees from your employees at the Effective Date of this Agreement at comparable terms and conditions of employment as are in existence as of the Effective Date.

We will continue to honor and abide by any collective bargaining agreements applicable to your employees, and upon expiration of this Agreement. Further, you will continue to honor and abide by the terms of any applicable collective bargaining agreements, and upon expiration thereof, any obligation to bargain in good faith in connection with such collective bargaining agreements will not be affected in any manner by our Agreement.

We will provide you written disclosures about the method to be used for calculation of unemployment benefit experience contribution rates and temporary disability contribution rates at both the inception and dissolution of the relationship between you and us. See Exhibit ____.

______ (Client initials) ________ (FrankCrum initials)

ADDENDUM – NEW YORK

This agreement applies to all of the Leased Employees providing services for the Client.

______ (Client initials) ________ (FrankCrum initials)

ADDENDUM – SOUTH CAROLINA

You and we agree that (1) notice to or acknowledgement of the occurrence of an injury on the part of you is notice to or knowledge on the party of us and our workers' compensation insurer; (2) jurisdiction for you is jurisdiction over us and our workers' compensation insurer; (3) we and our worker's compensation insurer is bound by and subject to awards, judgment, or decrees rendered against us under South Carolina's workers' compensation statutes, and (4) you or our insolvency, bankruptcy or discharge in bankruptcy does not relieve us, you, or you and our respective workers' compensation insurers from payment of compensation for disability or death sustained by a Leased Employee during the life of a workers' compensation policy.

______ (Client initials) ________ (FrankCrum Initials)

ADDENDUM – TEXAS

We will notify all Leased Employees that:

> **PURSUANT TO §91.032 OF THE TEXAS CODE, YOU ARE SOLELY OBLIGATED TO PAY ANY WAGES FOR WHICH: (1) THE OBLIGATION TO PAY IS CREATED BY AN AGREEMENT, CONTRACT, PLAN, OR POLICY BETWEEN YOU AND THE LEASED EMPLOYEES; AND (2) WE HAVE NOT CONTRACTED TO PAY. ALL COMPLAINTS CONCERNING US OR QUESTIONS CONCERNING THE REGULATION OF STAFF LEASING SERVICES MAY BE ADDRESSED TO THE TEXAS DEPARTMENT OF LICENSING AND REGULATION, P.O. BOX 12157, AUSTIN, TEXAS 78711, TELEPHONE: (512) 463-6599, TOLL-FREE (IN TEXAS): 800-803-9202.**

We will provide this notification to Leased Employees either as: (1) a wallet size card, (2) a notice printed at least once every six months on a pay stub; or (3) a separate piece of paper provided to the Leased Employee.

You and we agree that we are obligated to comply with the requirements set forth in Section 1301.0061 of the Texas Insurance Code. This section requires that in addition to any other premiums for which the employer is liable, an employer is also responsible for the individual Leased Employee premiums for the group medical insurance of an individual Leased Employee from the time the individual employee is no longer part of the group eligible for coverage under the policy until the end of the month in which you notify us that the individual employee is no longer part of the eligible group. The Texas Insurance Code further requires that the individual Leased Employee shall remain covered by the group policy until the end of the month in which he or she became ineligible. You and we agree that you will make your best efforts to notify us of any event which would cause any individual Leased Employee to become ineligible for coverage under the applicable group policy as soon as possible. You and we further agree that you will provide us with monies to cover both the employer's and the individual Leased Employee's share of the premiums until the end of the month in which he or she became ineligible. Section 1301.0061 does not apply to the dental care benefits contained in any health insurance policy.

________ (Client initials) ________ (FrankCrum initials)

ADDENDUM – VIRGINIA

You are obligated to comply with the insuring requirement of §65.2-801 of the Code of Virginia with respect to your employees who are not Leased Employees covered under any master policy.

________ (Client initials) ________ (FrankCrum initials)

[ALL STATES WHERE CLIENT IS DOING BUSINESS MUST BE INTIALED – THE TERMS SET FORTH IN THE ADDENDA WILL GOVERN OUR RELATIONSHIP IN EACH RESPECTIVE STATE]